Exhibit 1

[CMA CGM Marseille Letterhead]

POWER OF ATTORNEY

I, the undersigned, Jacques R. SAADE, having my business address at 4, Quai d’Arenc – 13002 Marseille, France do hereby appoint Michel SIRAT, having his business address at 4, Quai d’Arenc Marseille, as my true and lawful attorney-in-fact to execute, deliver and file on my behalf the Schedule 13D (and any amendments thereto) with the U.S. Securities and Exchange Commission in connection with CMA CGM S.A.’s ownership of Class A Common Shares of Global Ship Lease, Inc., and the undersigned hereby ratifies and confirms, and agrees to ratify and confirm, whatsoever such attorney shall lawfully do or cause to be done or purport to do by virtue of this power of attorney.

This Power of Attorney is valid until the 4th June 2013 and may be filed with such Schedule 13D.

This Power of Attorney is drafted in English only, which version shall prevail on any translation of this Power of Attorney that would subsequently be prepared for any reason in any language (including French).

This Power of Attorney is governed by and shall be construed in accordance with French law.

Made in two (2) originals, as of the 28th of February, 2013.

/s/ Jacques R. Saadé
Name:	Jacques R. Saadé
Title:	Chairman of the Board and
General Manager of CMA CGM

E-1-1